UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 26, 2007, a settlement agreement by and between StockerYale, Inc. (the “Company”) and the lead plaintiffs in the pending consolidated securities class action lawsuit was submitted to the U.S. District Court for the District of New Hampshire (the “Court”) for preliminary approval. Under the terms of the proposed settlement, plaintiffs would receive $3.4 million, which would be paid by the Company’s insurance carrier. The settlement would resolve all claims asserted against the Company and the individual defendants.

The settlement contains no admission of wrongdoing by the Company or the individual defendants. The Company has denied and continues to deny any and all allegations of wrongdoing by the Company or any of the individual defendants in connection with this matter, but the Company believes that given the uncertainties and cost associated with litigation, the settlement is in the best interests of the Company and its stockholders.

The settlement is conditioned on preliminary court approval and final court approval after notice to the plaintiff class and expiration of the time for appeal from any order of the Court approving the settlement. There can be no assurance that final approval of the settlement will be obtained.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STOCKERYALE, INC.

Date: June 27, 2007	By:	/S/ MARIANNE MOLLEUR
Marianne Molleur
Senior Vice President and Chief Financial Officer